EXHIBIT 99.1

EXXON MOBIL CORPORATION

EARNINGS BONUS UNIT AWARD

Maximum

Maximum

Settlement

Settlement

EBU

Number

Value Per

Value of

Number

Name of Grantee

of EBUs

    EBU

Award

$5.00

This EARNINGS BONUS UNIT AWARD is granted in Dallas County, Texas by Exxon Mobil Corporation (the "Corporation") effective November 28, 2007 (the "date of grant"), pursuant to the Short Term Incentive Program adopted by the Board of Directors of the Corporation on October 27, 1993, as amended (the "Program").  This award is subject to the provisions of this instrument and the Program and to such regulations and requirements as may be stipulated from time to time by the administrative authority defined in the Program and is granted on the condition that Grantee accepts such provisions, regulations and requirements.  This instrument incorporates by reference the provisions of the Program, as it may be amended from time to time, including without limitation the definitions of terms used in this instrument and defined in the Program.

1.

Award.  The Corporation has granted to Grantee the number of earnings bonus units ("EBUs") set forth above, with each EBU having the maximum settlement value set forth above.  Subject to the other terms of this award, Grantee has the right, for each of these EBUs, to receive from the Corporation, promptly after the settlement date defined below, an amount of cash equal to the Corporation's cumulative net income per common share (basic) as reflected in its quarterly earnings statements as initially published commencing with earnings for the first full quarter following the date of grant to and including the last full quarter preceding the settlement date; provided, however, that the amount of such settlement will not exceed the maximum settlement value specified above.

2.

Settlement Date.  The settlement date of these EBUs will be the earlier of the third anniversary of the date of grant, or the date of publication of the Corporation's quarterly earnings statement which brings the cumulative net income per common share (basic) as initially published commencing with the first full quarter following the date of grant to an amount at least equal to the maximum settlement value per EBU specified above.

3.

Annulment.  This award is provisional until the Corporation actually pays cash in settlement of the award.

(a) If, before the Corporation pays such cash, Grantee terminates (other than by death) before standard retirement time within the meaning of the Program, this award will automatically expire as of the date of termination, except to the extent the administrative authority determines Grantee may retain this award.

(b) If, before the Corporation pays such cash, Grantee is determined to have engaged in detrimental activity within the meaning of the Program, this award will automatically expire as of the date of such determination.

4.

Adjustments.  The number of EBUs covered by this award and the meaning of the term "common share" will be adjusted by the administrative authority as it deems appropriate to give effect to any stock split, stock dividend or other relevant change in capitalization of the Corporation after the date of grant and prior to the settlement date.

5.

Governing Law and Consent to Jurisdiction.  This award and the Program are governed by the laws of the State of New York without regard to any conflict of law rules.  Any dispute arising out of or relating to this award or the Program may be resolved in any state or federal court located within Dallas County, Texas, U.S.A.  This award is issued on the condition that Grantee accepts such venue and submits to the personal jurisdiction of any such court.  Similarly, the Corporation accepts such venue and submits to such jurisdiction.

EXXON MOBIL CORPORATION